QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

Owens-Brockway Glass Container Inc. Announces Proposed Private Offering
of $450 Million Senior Secured Notes and $350 Million
Senior Notes

        TOLEDO, Ohio, April 21 /PRNewswire-FirstCall/ — Owens-Brockway Glass Container Inc., an indirect wholly owned subsidiary of Owens-Illinois, Inc. (NYSE: OI), announced today that it intends to offer, subject to market and other conditions, $450 million aggregate principal amount of senior secured notes and $350 million aggregate principal amount of senior notes in a private offering.

        The net proceeds of the offerings will be used to repurchase Owens-Illinois Inc.'s $300 million aggregate principal amount of 7.85% Senior Notes due 2004 and permanently reduce the revolving loan portion of the Company's secured credit agreement, which matures on March 31, 2004.

        The senior secured notes and senior notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. Unless so registered, the senior secured notes and senior notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        Copies of this press release as well as other Owens-Illinois news releases are available at the Owens-Illinois web site at http://www.o-i.com; or at http://www.prnewswire.com.

SOURCE Owens-Illinois, Inc.

QuickLinks

Owens-Brockway Glass Container Inc. Announces Proposed Private Offering of $450 Million Senior Secured Notes and $350 Million Senior Notes